                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )*



                        SCB Computer Technology, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                 Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                 78388N 10 7
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following(s))


                              Page 1 of 4 Pages

CUSIP NO. 78388N 10 7              SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          T. Scott Cobb
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
           N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,722,514
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     N/A
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,722,514
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,722,514
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*
                                                                          [   ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          23.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
            IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

ITEM 1(a).   Name of Issuer:

                                      SCB Computer Technology, Inc.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      1365 West Brierbrook Road
                                      Memphis, TN 38138

ITEM 2(a)   Name of Person Filing:

                                      T. Scott Cobb

ITEM 2(b)   Address of Principal Business Office:

                                      1365 West Brierbrook Road
                                      Memphis, TN 38138

ITEM 2(c)   Citizenship:

                                      UNITED STATES

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK ("COMMON STOCK")

ITEM 2(e)   CUSIP Number:

                                      78388N 10 7

ITEM 3. This statement is not filed pursuant to either Rule 13d-1(b) or Rule 13d-2(b).


ITEM 4.  OWNERSHIP

         This Schedule 13G is filed to reflect ownership as a percentage of total number of outstanding shares as of December 31, 1996.

  Total Shares
of Common Stock      Percent        Sole       Shared       Sole       Shared
  Beneficially         of          Voting      Voting     Power to    Power to
    Owned(1)         Class(2)       Power       Power      Dispose     Dispose
---------------      --------     ---------    ------     ---------   --------
   1,722,514          23.0%       1,722,514      N/A      1,722,514     N/A

-------------
    (1)   Within the meaning of Rule 13d-3, as amended.

    (2)   As computed pursuant to Rule 13d-3(d)(1)(i).




                               Page 3 of 4 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE


ITEM 10.CERTIFICATION

        NOT APPLICABLE




                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, I certify that the information set forth in this statement is true, complete and correct as of this 10th day of February, 1997.


                      /s/  T. Scott Cobb
                      ------------------------------
                                   Signature

                      T. Scott Cobb, Chairman
                      ------------------------------
                                   Name/Title









                               Page 4 of 4 pages